Exhibit 10.5
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is made as of the 1st day of October, 2006, by and between Aetna Inc. (“Company”) and John W. Rowe, M.D. (“Consultant”). The parties hereto agree as follows:
     1. Engagement. Company hereby engages Consultant and Consultant hereby agrees to render at the request of the Company’s Chief Executive Officer or Board of Directors, upon reasonable notice, independent consulting services for Company on matters of an executive and/or high level nature, including but not limited to design and analysis of Company’s experience with various products and strategies including consumer-directed health plans, Aexcel networks, Chairman initiatives, Medicare, pharmaceutical programs, wellness programs, and other business matters as agreed by the parties. At the Company’s request, Consultant will collaborate with the Company on presentation and publication of the results of these analyses for use by the Company, internally or externally. In addition, at the Company’s request, Consultant shall serve as a director of the Aetna Foundation, Inc. and continue to participate in specific community activities, including Board-related service, as requested by Company and agreed to by Consultant. In this engagement and all activities hereunder, Consultant shall serve as an independent contractor and not an employee of Company, as further explained in Section 6 below.
     2. Term. The term of this Agreement shall begin as of October 1, 2006 and shall terminate on September 30, 2009, unless terminated earlier or extended pursuant to Section 5 of this Agreement.
     3. Compensation. As compensation for all services rendered by Consultant under this Agreement, Company shall pay Consultant at a per diem rate of $4,000 per day and at $2,000 per half-day for consulting services excluding any community-related efforts or service as a board director of a charitable or not-for-profit entity, subject to the provisions of Section 5 of this Agreement. All such compensation shall be payable without deduction, including no deduction for federal income, social security, or state income taxes. All applicable taxes shall be the responsibility of Consultant. Company also shall pay all travel-related expenses of Consultant for such consulting services including all community-related efforts performed at Company’s and/or Aetna Foundation Inc.’s request. In connection with any consulting assignment hereunder, (i) Consultant shall have full access (on the same basis then applicable to senior executives of the Company) to the Company’s travel facilities (e.g., car, driver, aircraft and helicopter services), (ii) Company shall provide an office with appropriate support services for Consultant at Company’s facilities in either New York or Boston (at Consultant’s election), unless Consultant assumes another professional position that provides office and support services, provided, however, that if Company does not maintain facilities in the city in which Consultant desires to work, it shall provide Consultant facilities at another location in such city, and (iii) Company shall provide Consultant with computers (including upgrades), software, printers, monitors and access to information technology and communications support staff (on the same basis as such items and support are made available to senior executives of the Company) in his office and at his two principal residences.
     4. Performance of Duties. Consultant shall render services conscientiously and shall devote his best efforts and abilities thereto, at such times during the term hereof, and in such manner, as Company and Consultant shall mutually agree, not to exceed 25 full days per calendar quarter, it being acknowledged that Consultant’s services shall be performed at such places and at such times as are reasonably convenient to Consultant, upon reasonable notice. Consultant shall observe all policies and directives promulgated from time to time by Company.
     5. Termination. This Agreement will terminate by either party upon reasonable notice to the other. This Agreement also will terminate on Consultant’s death or, upon Consultant’s acceptance of an academic or government position, upon Consultant’s request. The term of this Agreement may be extended for two additional one-year periods on the same terms and conditions upon mutual agreement of Consultant and Company. Consultant’s obligations under Section 7 (Confidential Information), Section 8 (Return of Confidential Information and Other Company Property), Section 9 (Rights of Authorship), Section 10 (Remedy), Section 11 (Arbitration) and Section 12 (Miscellaneous) shall survive termination hereof.

     6. Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. Company shall carry no workers’ compensation insurance or any health or accident insurance (other than standard Aetna retiree medical care benefits to which the Consultant is otherwise entitled) to cover Consultant. Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship. Company shall, however, pay all expenses associated with the arrangement contemplated herein, including but not limited to advice, consulting, negotiation and preparation of documents memorializing such arrangement.
     7. Confidential Information. Consultant desires to act as a consultant to Company and he understands and agrees that his duties for the Company in the past have required, and his consulting duties may require, access to Confidential Information of a competitive nature, which Company makes available only to select persons who have a need to know such confidential information, and/or information subject to the attorney-client and work product privileges. Consultant understands and agrees that for purposes of this Agreement, “Confidential Information” includes all trade secrets and all information furnished by Company to Consultant, or to which Consultant gains access during the course of his or her consulting relationship with Company, which is either non-public, confidential or proprietary in nature, including, but not limited to financial statements, client lists or information, supplier lists or information, subcontractor lists or information, prospect lists or information, information pertaining to Company’s channels of distribution, marketing, work product, pricing policy and records, sales representative commission policy, sales volume by products, customer or geographic area, personnel history, accounting procedures, invoice forms, contracts, leases, business plan, information about the structure and marketing of the Company’s products and policies, revenue and/or commission information, commission percentages, rating discounts and/or client costs, products, inventions, services, pricing, databases, lead generation sources, debt information, employment manuals, employee benefit cards, employee benefit statements, computer systems, software, computer hardware, computer codes, passwords, programs and formula, technology, designs, secret processes, proprietary or technical information, procedures or manuals, trademarks or copyrighted material in use or under consideration for use, together with analyses, proposals, compilations, forecasts, studies, or other documents or work product prepared by Company, its agents, representatives (including attorneys, accountants and financial advisors) or employees which contain or otherwise reflect such information. Consultant will not retain, use or disclose, directly or indirectly, any of Company’s Confidential Information. Consultant recognizes that this Confidential Information is a unique asset of Company, developed and perfected over a considerable time and at substantial expense to Company and the disclosure of which may cause injury, loss of profits and loss of goodwill to Company. Consultant agrees to protect the confidentiality of all Confidential Information during the term of this Agreement and thereafter. Consultant agrees to keep all documents containing or referring to Confidential Information in secure locations and not to duplicate, use or reveal to third parties any Confidential Information except as necessary for the business purposes of Company. Consultant agrees to inform all other persons to whom the Confidential Information might be disclosed or made available of Company’s proprietary interest and of the recipient’s obligations under this Agreement and to take such other protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information. Notwithstanding the foregoing, however, “Confidential Information” shall not include such information that the Consultant is required by law or a governmental agency to disclose, or information that has come into the public domain by means other than breach of this Agreement.

     8. Return of Confidential Information and Other Company Property. Consultant acknowledges that all papers, photographs and apparatus related to the business of Company, including those prepared or made by Consultant, including but not limited to the Confidential Information, shall be and remain at all times the property of Company. When the consulting relationship with the Company terminates for any reason, or upon request by Company, Consultant will promptly deliver (within five calendar days) to Company all of Consultant’s files and copies thereof and other property of Company in the Consultant’s possession, including but not limited to any security pass or ID card, pagers, voice mail passwords or passcodes, company credit card, keys, computer disks and software, work product, brochures or customer data, all originals and copies of the Confidential Information and all originals and copies of documents relating to the Confidential Information.
     9. Rights of Authorship. Consultant acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
     10. Remedy. Consultant understands that Company would not have any adequate remedy at law for the material breach or threatened breach by the Consultant of Sections 7 (Confidential Information), 8 (Return of Confidential Information and Other Company Property) or 9 (Rights of Authorship) of this Agreement, and agrees that in the event of any such material breach or threatened breach, Company may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Consultant from the breach or threatened breach of such covenant(s).
     11. Arbitration. Any matter, controversy or claim arising out of or relating to this Agreement or to any breach of this Agreement, except claims set forth in Section 10 of this Agreement, as to which Company has elected to seek a court remedy, shall be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgments on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall pay: the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.
     12. Miscellaneous.
          (a) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Company or Consultant at the address set forth below to such other address as they shall notify each other in writing.
If to Company:
Chief Executive Officer
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156
With a copy to:
General Counsel
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

          If to Consultant: at Consultant’s last known address as reflected on the books and records of the Company
With a copy to:
Pearl Meyer & Partners
445 Park Avenue
New York, NY 10022
          (b) Assignment. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns. This Agreement shall not be assignable by Consultant.
          (c) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Connecticut in every respect, without regard to its rules regarding conflicts of law.
          (d) Headings. Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there is any conflict between such numbers and headings and the text hereof, the text shall control.
          (e) Severability. If for any reason any portion of this Agreement shall be held invalid or unenforceable, the parties agree that it is their intent that such provision shall be enforced to the maximum extent possible under applicable law, and that the court or arbitrator shall reform such provision to make it enforceable in accordance with the intent of the parties, and that notwithstanding such invalidity, unenforceability or reformation of any provision, the remaining provisions of this Agreement shall remain in full force and effect.
          (f) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreements between the parties, provided, however, that the parties acknowledge that certain provisions of the Employment Agreement dated as of September 6, 2000, as amended, may remain in effect as provided in such agreement and amendments thereto, during all or a portion of the term of this Agreement. No officer, employee, or representative of Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereof that is not contained herein, and Consultant represents and warrants that he has not executed this Agreement in reliance upon any such representation or promise. No modification, extension or renewal of this Agreement shall be valid unless made in writing and signed by the parties hereto.
          (g) Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant.
     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

AETNA INC.
By:
Its Chairman

Aetna Inc.		John W. Rowe, M.D.

By: Its:	/s/: Elease E. Wright Senior Vice President, Human Resources	/s/: John W. Rowe

Date:	9/27/2006	Date: 9/27/06

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